                                               Filed pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-40574



                 PROSPECTUS SUPPLEMENT DATED NOVEMBER 16, 2000
                    (TO PROSPECTUS DATED SEPTEMBER 15, 2000)


                        6,340,602 SHARES OF COMMON STOCK


                               QUEPASA.COM, INC.

                   -----------------------------------------


         You should read this Prospectus Supplement dated November 16, 2000 and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         See "Risk Factors" beginning on page 2 of the prospectus to read about factors you should consider before buying shares of our common stock.


                              SELLING STOCKHOLDERS

         The following table updates information contained in the prospectus, dated September 15, 2000, regarding the ownership of our common stock by the selling stockholders and the maximum number of shares that may be sold pursuant to the prospectus.


                                                                              SHARES
                                                                               WHICH
                                                            NUMBER OF         MAY BE            SHARES OWNED AFTER THE
                                                             SHARES            SOLD                     OFFERING
                                                              OWNED         PURSUANT TO
                                                           BEFORE THE           THE
SELLING STOCKHOLDERS                                        OFFERING         PROSPECTUS          NUMBER      PERCENTAGE
--------------------                                      -----------       -----------          ------      ----------
Gary Acosta                                                 385,940            385,940              0            0
Alphabit Media Ventures, LLC                                220,653            220,653              0            0
John Beneventi                                              198,819            198,819              0            0
Roth Capital Partners Incorporated                           39,718             39,718              0            0
Designet, S.A. de C.V.                                      220,653            220,653              0            0
Designet Ventures, LLC                                      220,653            220,653              0            0

Gateway Companies, Inc.                                   1,428,571          1,428,571              0            0
Telemundo Network Group LLC                               1,608,888(1)       1,600,000(1)         8,888          *
Verde Capital Partners, LLC                               1,123,124(2)       1,123,124(2)           0            0
Verde Reinsurance Company, Ltd.                             681,818(2)         681,818(2)           0            0
Eric Stone                                                   52,957             52,957              0            0
Kenneth Sung                                                  2,207              2,207              0            0
Roger Hackbush                                               13,239             13,239              0            0
Steve Landman                                                43,026             43,026              0            0
Andrew Strauss                                               52,957             52,957              0            0
Joe Belluomini                                               52,957             52,957              0            0
Allan Honnibal                                                2,207              2,207              0            0
McCutchen, Doyle, Brown & Enersen, LLP                        1,103              1,103              0            0


*        Less than 1 percent.

(1) Includes 1,000,000 shares of common stock issuable upon exercise of warrants and 8,888 of shares of common stock issuable upon exercise of options held by Telemundo Network Group LLC's Chief Operating Officer, Alan Sokol, who is a director of our company.

(2) Includes 340,909 shares of common stock issuable upon exercise of warrants.


                                    GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this document.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this Prospectus Supplement is November 16, 2000.